EXHIBIT 99.1

Cray/Media:	Investors:
Steve Conway	Victor Chynoweth
651/592-7441	206/701-2094
sttico@aol.com	vic@cray.com
CRAY INC. REPORTS SELECTED, PRELIMINARY FOURTH QUARTER AND FULL-YEAR 2005 FINANCIAL HIGHLIGHTS
Company to delay filing of Form 10-K due to review of potential non-cash adjustments of up to
$3.3 million to 2004 financial results
Cray to host conference call today, March 17, 2006 at 8:00 am Eastern Time
SEATTLE, WA — March 17, 2006 — Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today announced that the Company’s management, its audit committee and its auditors are reviewing an issue, identified by management, to determine if revenue recognized in 2004 under one of the Company’s product development contracts was appropriately recorded. As a consequence the Company has delayed filing its 2005 Form 10-K until this review is completed.
Although no resolution has been reached yet, the issue currently identified could reduce previously reported 2004 revenue and increase previously reported loss from operations and net loss by up to $3.3 million. There is no impact on the Company’s cash or short-term investment position during 2004 or 2005. The identified issue represents approximately 2.2% of the Company’s 2004 revenue, 2.3% of its 2004 loss from operations and 1.6% of its 2004 net loss and net loss per share. The issue does not affect the Company’s financial results for any period prior to 2004. As currently understood, if an adjustment were required in 2004, the issue would not affect 2005 operating results.
The Company will file a Form 12b-25 with the Securities and Exchange Commission to extend the filing date for its 2005 Form 10-K to March 31, 2006.
Cray also reported preliminary financial highlights for the fourth quarter and full-year ended December 31, 2005. On a preliminary basis, total revenue for the fourth quarter 2005 was approximately $65 million, with a net loss for the quarter of about ($ 9 million) or ($ 0.10) per share. For the year ended December 31, 2005, the Company reported revenue of approximately $201 million and a net loss of about ($ 64 million) or ($ 0.73) per share.
Financial results for the fourth quarter included the following: a $4.9 million write-down for impairment of core technology, $2 million for restructuring and severance, partially offset by a $2 million income tax benefit. Additionally, a contract delay associated with a co-funded research and development project negatively affected the quarter by about $2 million. The Company anticipates that the contract will be signed later this year.

Financial results for the fourth quarter also include just over $5 million of expense for depreciation and amortization, and non-cash stock compensation expense.
Operating expenses in the fourth quarter, excluding restructuring, severance and impairment, were about $18 million compared to $16 million in the third quarter of 2005 and $26 million in the second quarter of 2005. Fourth quarter operating expenses were higher sequentially primarily due to the research and development contract delay and the return to full employee pay following the temporary pay reductions instituted during the second half of 2005.
Gross margin for the fourth quarter improved to just over 24 percent compared to 18 percent in the previous quarter. Product margin improvements were driven primarily by increased manufacturing efficiencies and product mix, with the Cray XT3 making up over half of fourth quarter product revenue. Service margin improvements were driven primarily by a combination of expense reduction and a higher than usual mix of professional services.
Cash and short-term investments as of December 31, 2005 were approximately $46 million, up sharply from $23 million reported in the third quarter of 2005. Accounts receivable, however, remained flat with the third quarter at $56 million. Inventory decreased sequentially to about $68 million from $95 million at the end of the third quarter due to product acceptances. To date, the Company has not drawn upon the credit facility put in place in the second quarter of 2005.
Net product bookings for the fourth quarter, though slightly below total product shipments, were quite strong, buoyed by a large order with the United Kingdom’s AWE plc. The Company does not expect to recognize revenue from this contract until late 2006.
“Nine months ago we identified and began to act on the key financial and operating priorities we believed necessary to turn the Company around — during the second half of the year, we began to see positive results,” said Peter Ungaro, President and CEO of Cray. “We clearly improved operating results across our key financial measures, while at the same time, securing the majority of outstanding customer acceptances and increasing Cray’s market share on a worldwide basis. In 2006, we plan to further advance the Company with continued focus on execution, sales growth and profitability. Though we certainly face many challenges, with the recently announced international wins and a strong outlook for domestic spending, we are off to a strong start.”
Outlook
For 2006, Cray anticipates annual revenue will be higher than 2005 levels, likely growing between 5 and 15 percent. The Company expects that the second half of 2006 will be stronger than the first half, with the potential for 60% of product revenue being recognized in the fourth quarter. Cray expects second half 2006 operating income to be around break-even, now reflecting stock compensation expense. In addition, the Company expects to generate earnings before interest, tax, depreciation, and amortization as well as stock compensation and other income/expense items (adjusted EBITDA measure). Results are dependant upon a number of factors, including the timing of certain customer acceptances, government funding and the timing of product upgrades.
Recent Highlights
•	India’s National Centre for Medium Range Weather Forecasting ordered a Cray X1E™ system. When installed, the supercomputer will rank as the subcontinent’s most powerful numerical weather prediction system. Cray also announced the acquisition of a Cray X1E system by India’s Institute for Plasma Research.

•	Cray announced that the United Kingdom’s AWE plc awarded Cray with a $35 million contract, including $9 million of future maintenance, to build one of the world’s most powerful supercomputers. When completed, the Cray XT3 system will have a peak performance of over 40 teraflops (trillions of calculations per second).

•	In November, Cray announced the appointment of HPC industry veteran, Jan Silverman to the position of Senior Vice President of Corporate Strategy and Business Development. Cray further strengthened its leadership team recently with the addition of Linda Howitson, Vice President of Human Resources; Ken Roselli, Vice President, Controller and Principal Accounting Officer, and Victor Chynoweth, Vice President and Treasurer.

•	Sandia National Laboratories’ “Red Storm” supercomputer, developed jointly by Cray and Sandia, posted industry leading performance measures in the High Performance Computing Challenge (HPCC) PTRANS benchmark, which measures the communications capability of the system. In November, Sandia and Cray announced that the system would be expanded to peak performance exceeding 50 teraflops.

•	The Korea Meteorological Administration (KMA) announced that its Cray X1E system is the fastest operational weather prediction system in the world. Now in operations, the Cray X1E system at KMA ranked number 16 on the TOP500 list of supercomputer sites around the world.
Conference Call Information
Cray will host a conference call today, Friday, March 17, at 5:00 a.m. Pacific Time (8:00 a.m. Eastern Time) to discuss fourth quarter 2005 financial results and other developments. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-800-866-5043. International callers should dial 303-262-2052. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com or to www.streetevents.com.
If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 365 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-405-2236 and entering access code 11056644#. International callers can listen to the replay by dialing 303-590-3000, access code 11056644#. The conference call replay will be available for 72 hours, beginning at 11:00 a.m. Pacific Time on Friday, March 17, 2006.

About Cray Inc.
As the global leader in high performance computing (HPC), Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.
Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above. These include the results of the Company’s ongoing review, fluctuating quarterly operating results, lower margins and earnings due to significant pricing pressure, the timing of customer acceptances for products shipped, the timing and level of government research and development funding and supercomputer system purchases, technical challenges of developing high performance computing systems including potential delays in development projects, retention and attraction of key employees and managers, adequate liquidity and cash resources, reliance on third-party suppliers including delays in availability of parts from suppliers, the successful porting of application programs to Cray computer systems, Cray’s ability to keep up with rapid technological change, Cray’s ability to compete against larger, more established companies and innovative competitors, and general economic and market conditions. For a discussion of these and other risks, see “Factors That Could Affect Future Results” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.
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Cray is a registered trademark, and Cray X1E, Cray XT3 and Cray XD1 are trademarks of Cray
Inc. All other trademarks are the property of their respective owners.

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